Pricing Supplement dated September 16, 1998                Rule
424(b)(3)
(To Prospectus dated August 19, 1997 and               File No.
333-32135
Prospectus Supplement dated August 19, 1997)

                   NATIONWIDE HEALTH PROPERTIES, INC.

                 Medium-Term Note, Series C - Fixed Rate
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Face Amount: $40,150,000
Trade Date: September 15, 1998
Issue Price: 100%
Original Issue Date: September 18, 1998
Interest Rate: 7.00%
Net Proceeds to Issuer: $40,009,475
Interest Payment Dates: April 1, October 1
Agent's Commission:  0.35%
Regular Record Dates: March 17, September 16
Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date: September 18, 2001
Agent acting in the capacity indicated below:
 [X] As Agent
 [ ] As Principal
Denominations (if other than $1000 and integral multiples
thereof):_______________
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Day Count Convention:
 [X] 30/360 for the period from September 18, 1998 to September
18, 2001
 [ ] Actual/360 for the period from                to
 [ ] Actual/Actual for the period from             to
 [ ] Other (see attached)                          to

Redemption:
 [X] The Notes cannot be redeemed prior to the Stated Maturity
Date.
 [ ] The Notes may be redeemed prior to Stated Maturity Date.
      Initial Redemption Date:
      Initial Redemption Percentage:     %
      Annual Redemption Percentage Reduction:      % until
Redemption
       Percentage is 100% of the Principal Amount.

Repayment:
 [X] The Notes cannot be repaid prior to the Stated Maturity Date.
 [ ] The Notes can be repaid prior to the Stated Maturity Date at the
     option of the holder of the Notes.
      Optional Repayment Date(s):
      Repayment Price:   100%

Original Issue Discount: [ ]  Yes   [X]  No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form: [X] Book-entry   [ ] Certificated
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          Goldman, Sachs & Co.                    Merrill Lynch &
Co.
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